Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information:
Paul Quinn
N2H2 CFO
pquinn@n2h2.com
206-336-1520

N2H2’s Announces First Quarter of Profitability, Acquisition Agreement Signed
with Secure Computing

—Enterprise customers at 60 percent of new sales, including Fortune 500 accounts
— Transition from direct to indirect sales model
—Technological advantages position company for growth

SEATTLE, Wash. —July 31, 2003 —N2H2, Inc. (OTCBB: NTWO.OB), a global Internet monitoring and filtering company, today announced financial results for its third quarter ended June 30, 2003. Revenue was $3.098 million for the three months ended June 30, 2003, an increase of 4 percent over 2002’s third quarter results.

Operating expenses were $3.064 million for the quarter ended June 30, 2003, a 29 percent improvement over the $4.3 million in expenses during 2002’s third quarter. The company achieved a quarterly net profit for the first quarter in its history at $48,000. This first quarterly profit represents a dramatic turnaround in the company’s bottom line in the two years since Philip Welt took over as president and CEO of N2H2. In Welt’s first quarter with N2H2, the third quarter of 2001, N2H2 posted a net loss of $7.5 million.

On July 29, 2003, Secure Computing Corporation (Nasdaq: SCUR) and N2H2 announced an acquisition agreement under which Secure Computing would acquire all the outstanding stock of N2H2, Inc. in an all-stock transaction valued at approximately $19.9 million, based upon the closing sale price of Secure Computing Stock on Nasdaq on July 28, 2003. Under the acquisition agreement, Secure would issue 0.0841 shares of Secure Computing common stock for each outstanding share of N2H2 common stock, or approximately 1.861 million shares. The acquisition is subject to customary closing conditions, including approval by N2H2’s shareholders.

“With our first profitable quarter, we have delivered on the promise we made in May 2001 to turn N2H2 toward profitability,” said Philip Welt, president and CEO of N2H2. “This quarter’s profit is the result of a lot of hard work by every employee of N2H2. Two years ago, we set out to reengineer N2H2 by changing the corporate culture and business model. Our task was to transform a company that sold hardware appliances directly to the education market into a company that sold software through a reseller channel to both the enterprise and education markets. We believe the results for the most recent quarter show the success of this approach. When our products are combined with those of Secure Computing’s SmartFilter® solutions, we believe the combined company can offer an even more effective solution.”

In addition to profitability, other business metrics demonstrate the transformation of N2H2. Sales into the enterprise market now represent 60 percent of all new sales, including Fortune 500 accounts such as PPG Industries. Indirect sales through resellers and OEMs now account for 93 percent of new sales.

“We believe N2H2 is now poised for growth and profitability,” said Paul Quinn, CFO of N2H2. “As we stated in Q1, we expect to be cash flow positive for the fiscal year. After our acquisition by Secure Computing, we believe our shareholders will benefit from a combined company that is better positioned in the filtering market because of N2H2’s customer base, broad platform support and control list technology.”

Among the other highlights for the quarter:

— Added PPG Industries to N2H2’s growing list of enterprise customers. Among other enterprise wins were the International Air Transport Association, Windsor Capital, Tennessee Farmers Life Insurance, Medarex, and the Oklahoma Department of Veterans Affairs.

— N2H2 retained its top position in the education market and added a number of large school districts, such as Cypress-Fairbanks (TX), Eanes (TX), and Nash-Rocky Mount (NC).

— Released version 2.0 of N2H2’s Red Hat Linux software, incorporating major new features such as Virtual Reviewer and Virtual Inspector along with further enhancements to N2H2’s market leading Delegated Administration functionality.

— Broadened the availability of N2H2’s software with several significant new integrations. N2H2 products now directly support Cisco routers running the recently released Cisco Systems’ IOS firewall version 12.3(1)T or higher; Red Hat Enterprise Linux; Nortel’s Alteon Content Cache (ACC); and the Squid Proxy on Linux.

About N2H2

N2H2 is a global Internet content filtering company. N2H2 software helps customers control, manage and understand their Internet use by filtering Web content, monitoring Internet access and delivering concise reports on user activity. These safeguards enable organizations of any size to limit potential legal liability, increase user productivity and optimize network bandwidth.

Based in Seattle, Wash. and serving millions of users worldwide, N2H2’s Bess® and Sentian(tm) product lines are powered by the company’s premium-quality filtering database — a list consistently recognized by independent and respected third-parties as the most effective in the industry. N2H2’s Sentian and Bess software (v2.0) is integrated with the Cisco Routers running IOS firewall (v12.2(15)T) and PIX firewall (v6.2 or later), Cisco Content Engine (ACNS v4.1 or later). N2H2’s software is Microsoft Gold Certified for the Microsoft ISA firewall, Check Point OPSEC compliant, Red Hat Ready and available for major platforms and devices. Additional information is available at http://www.n2h2.com or by phoning 206-336-1501 or 800-971-2622.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about our ability to achieve growth, profitability and cash flow positive operations, statements about the expected consummation of our acquisition by Secure Computing, statements about the expected benefits of the acquisition and statements about the effectiveness, market acceptance and compatibility of our products when combined with those of Secure Computing. Forward-looking statements are based on the judgment and opinions of management at the time the statements are made. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from those expressed or implied by the forward-looking statements for a number of reasons, including, without limitation, the risk that we are unable to achieve or maintain growth and profitable or cash flow positive operations in future periods, the risk that the acquisition is not consummated, the risk that our shareholders do not realize the expected benefits of the acquisition and the risk that our products are not successfully combined with those of Secure Competing or, when combined, do not compete successfully or achieve acceptance. More detailed information regarding these and other factors that could affect actual results is set forth in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (Commission file No. 0-26825). You should not unduly rely on these forward-looking statements which apply only as of the date of this release. We undertake no obligation to update publicly any forward- looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Additional Information About the Acquisition and Where to Find It

In connection with Secure Computing’s proposed acquisition of N2H2, Secure Computing will file with the Securities and Exchange Commission a Registration Statement on Form S-4 and other documents regarding the proposed business combination transaction referenced in this document. N2H2 shareholders are urged to read the Registration Statement, when it becomes available, because it will contain important information about Secure Computing, N2H2 and the merger. A definitive proxy statement/prospectus will be sent to shareholders of N2H2 seeking their approval of the proposed transaction. You may obtain a free copy of the Registration Statement and the proxy statement/prospectus (when it is available) and other documents filed by Secure Computing and N2H2 with the Commission at the Commission’s web site at www.sec.gov. The proxy statement/prospectus and these other documents may also be obtained without charge by N2H2 shareholders by directing a request to: N2H2, Inc., 900 Fourth Avenue, Suite 3600, Seattle, WA 98164, Attn: Investor Relations.

Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the acquisition.

N2H2 and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of N2H2 in favor of the merger. Information about the executive officers and directors of N2H2 and their ownership of N2H2 common stock is set forth in the proxy statement for N2H2’s 2003 Annual Meeting of Shareholders, which was filed with the SEC on January 27, 2003. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of N2H2 and its executive officers and directors in the merger by reading the registration statement and the proxy statement/prospectus regarding the acquisition when it becomes available.

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N2H2, Inc.

Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	June 30,		June 30,

	2003	2002	2003	2002

Revenues	$3,098	$2,991	$9,222	$8,556
Operating expenses:
Internet filtering services and customer support	581	852	1,749	2,528
Sales and marketing	1,126	1,606	3,809	5,266
General and administrative	814	851	2,440	2,719
Research and development	396	487	1,130	1,375
Depreciation and amortization	147	472	625	1,515

	3,064	4,268	9,753	13,403
Loss on disposal of property and equipment	—	28	22	97
Loss on sale of N2H2 Pty Limited	—	—	61	—

Total operating expenses	3,064	4,296	9,836	13,500

Income (loss) from operations	34	(1,305)	(614)	(4,944)
Interest income, net of interest expense	14	27	46	97

Net income (loss)	$48	$(1,278)	$(568)	$(4,847)

Net income (loss) per share:
Basic net income (loss) per share	$(0.00)	$(0.06)	$(0.03)	$(0.22)

Diluted net income (loss) per share	$(0.00)	$(0.06)	$(0.03)	$(0.22)

Weighted average shares – basic	22,131	21,919	22,023	21,814

Weighted average shares – diluted	22,826	21,919	22,023	21,814

N2H2, Inc
Balance Sheets
(unaudited, in thousands)

	June 30,	September 30,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$1,812	$4,009
Restricted cash and cash equivalents	675	675
Investments	1,600	—

Total cash and investments	4,087	4,684
Accounts receivable, net of allowances	680	1,825
Prepaid expenses and other current assets	181	737

Total current assets	4,948	7,246
Property and equipment, net	638	1,249
Other assets	140	140

Total assets	$5,726	$8,635

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$161	$262
Accrued payroll & benefits	359	452
Customer deposits	607	101
Other accrued liabilities	386	366
Deferred revenue	4,913	8,179
Note payable	—	58
Current portion of capital lease obligations	—	21

Total current liabilities	6,426	9,439
Deferred revenue	1,069	863
Other non-current liabilities	67	105

Total liabilities	7,562	10,407

Shareholders’ equity (deficit):
Preferred stock, no par value; 50,000 shares authorized No shares issued and outstanding	—	—
Common stock, no par value; 250,000 shares authorized, 22,131 and 22,104 shares issued and outstanding, respectively	92,180	92,176
Notes receivable from shareholders, net of allowances	(37)	(41)
Deferred stock compensation	(3)	(415)
Accumulated other comprehensive loss	(18)	(102)
Accumulated deficit	(93,958)	(93,390)

Total shareholders’ equity (deficit)	(1,836)	(1,772)

Total liabilities and shareholders’ equity (deficit)	$5,726	$8,635